ADMINISTRATION AGREEMENT


	THIS ADMINISTRATION AGREEMENT is made as of September 20,
1997 (the "Agreement"), by and between FIRST DATA INVESTOR
SERVICES GROUP, INC., a Massachusetts corporation ("FDISG"), and
FIRST CHOICE FUNDS TRUST, a Delaware business trust (the
"Company").

	WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

	WHEREAS, the Company desires to retain FDISG to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Funds"), and FDISG is willing to render such services;

WITNESSETH:

	NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

	1.	Appointment.  The Company hereby appoints FDISG to act
as Administrator of the Company on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the event that the Company decides to retain FDISG to act as Administrator hereunder with respect to one or more portfolios other than the Funds, the Company shall notify FDISG in writing. If FDISG is willing to render such services, it shall notify the Company in writing whereupon such portfolio shall become a Fund hereunder.

	2.	Delivery of Documents.  The Company has furnished
FDISG with copies properly certified or authenticated of each of the following:

		(a)	Resolutions of the Company's Board of Trustees
authorizing the appointment of FDISG to provide certain administrative services required by the Company for each Fund and approving this Agreement;

		(b)	The Company's Declaration of Trust (the
"Declaration of Trust") filed with the State of Delaware and all amendments thereto;

		(c)	The Company's By-Laws and all amendments thereto
(the "By-Laws");

		(d)	The Investment Advisory Agreement between First
American Capital Management, Inc. (the "Adviser") and the Company dated as of August 23, 1997, and all amendments thereto (the
"Advisory Agreement");

	(e)	The Custody Agreement between IFTC (the "Custodian")
and the Company dated as of October 1, 1996, and all amendments thereto (the "Custody Agreement");

		(f)	The Transfer Agency and Registrar Agreement
between First Data Investor Services Group, Inc. (the "Transfer
Agent") and the Company dated as of September 20, 1997, and all amendments thereto;

		(g)	The Distribution Agreement between First Data
Distributors, Inc. (the "Distributor") and the Company dated as of September 20, 1997, and all amendments thereto (the "Distribution
Agreement");

		(h)	The Company's Registration Statement on Form N-
1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-07085 and 811-07681), as declared effective by the Securities and Exchange Commission
("SEC") on October 1, 1996, relating to shares of the Company's
Shares of beneficial interest, $0.001 par value per share, and all amendments thereto; and

		 (i)	Each Fund's most recent prospectus and Statement
of Additional Information and all amendments and supplements thereto (collectively, the "Prospectuses").

	The Company will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance of FDISG of its services under this Agreement.

	3.	Duties as Administrator.  Subject to the supervision
and direction of the Board of Trustees of the Company, FDISG, as Administrator, will assist in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services:

		(a)	Maintaining office facilities (which may be in
the offices of FDISG or a corporate affiliate) and furnishing corporate officers for the Company;

		(b)	Performing the functions ordinarily performed by
a mutual fund group's internal legal department as described in Schedule B to this Agreement, furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies in connection with the foregoing;

		(c)	Accounting and bookkeeping services (including
the maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

		(d)	Internal auditing;

		(e)	Performing all functions ordinarily performed by
the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, including calculating the net asset value of the shares in conformity with the fund(s) prospectus;

		(f)	Preparing reports to the Company's shareholders
of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

		(g)	Preparing and filing various reports or other
documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by the Adviser or Transfer Agent;

		(h)	Preparing and filing the Company's tax returns;

		(i)	Assisting the Adviser, at the Adviser's request,
in monitoring and developing compliance procedures for the Company which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

		(j)	Monitoring each Fund's compliance with certain
investment objectives, policies, restrictions, tax matters and applicable rules and regulations as described in the Compliance
Matrix provided by FDISG to the Company;

		(k)	Performing all functions ordinarily performed by
the office of a corporate secretary, and furnishing the services and facilities incident thereto, including all functions pertaining to matters organic to the organization, existence and maintenance of the corporate franchise of the Company, including preparation for, conduct of, and recording trustees' meetings and shareholder meetings;

		(l)	Performing "Blue Sky" compliance functions,
including maintaining notice filings, registrations or "Blue Chip" exemptions (if available) in all U.S. jurisdictions requested by the Company, monitoring sales of shares in all such jurisdictions and filing such additional notice or applying for such additional or amended registrations as may be reasonably anticipated to be necessary to permit continuous sales of the shares of the Funds in all such jurisdictions, filing sales literature and advertising materials to the extent required, with such Blue Sky authorities, and making and filing all other applications, reports, notices, documents and exhibits in connection with the foregoing;

		(m)	Furnishing all other services identified on
Schedule B annexed hereto and incorporated herein which are not otherwise specifically set forth above; and

		(n)	FDISG agrees to provide the services set forth
herein in accordance with performance standards annexed hereto as
Exhibit 1 of Schedule B and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

	In performing its duties under this Agreement, FDISG: (a) will act in accordance with the Declaration of Trust, By-Laws, Prospectuses and with the instructions and directions of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Company, as necessary and appropriate. Furthermore, FDISG shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds and shall not provide any investment advisory services to the Company or any of its Funds.

	4.	Compensation and Allocation of Expenses.  FDISG shall
bear all expenses in connection with the performance of its services under this Agreement, except as indicated below.

		(a)	FDISG will from time to time employ or associate
with itself such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Company. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.

		(b)	FDISG shall not be required to pay any of the
following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Company who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Company.

		(c)	The Company on behalf of each of the Funds will
compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein. Schedule C may be amended to add fee schedules for any additional Funds for which FDISG has been retained as Administrator.

		(d)	The Company will compensate FDISG for its
services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately. Out-of-pocket disbursements shall include the items specified in Schedule D annexed hereto and incorporated herein.

	5.	Limitation of Liability.

	(a)	FDISG shall not be liable for any error of judgment or
mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from FDISG's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

	(b)	Each party shall have the duty to mitigate damages for
which the other party may become responsible.

	(c) 	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE
CONTRARY, IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR CONSEQUENTIAL DAMAGES.

	6.	Indemnification.

		(a)	The Company shall indemnify and hold FDISG
harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable in connection with this Agreement or FDISG's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder.

		(b) FDISG shall indemnify and hold the Company harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Company or for which the Company may be held to be liable in connection with this Agreement (a "Claim"), provided that such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by FDISG in the performance of its duties hereunder.

		(c)	In any case in which one party hereto (the
"Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Company and satisfactory to Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

	7.	Termination of Agreement.

		(a)	This Agreement shall be effective on the date
first written above and shall continue for a period of three (3) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement may be terminated at any time without penalty on sixty (60) days prior written notice.

		(b)	This Agreement may be terminated by the Company
prior to the expiration of the Initial Term in the event FDISG has failed to meet the Performance Standards, as set forth in Exhibit
1 to Schedule D, in three consecutive quarters. The Company will provide FDISG with sixty (60) days written notice after the third consecutive quarter of FDISG's failure to meet the Performance Standards if the Company intends to exercise this option under this Section 7(b). Notwithstanding the foregoing, the Company's right under this Section 7(b) shall not be effective until ninety
(90) days after FDISG has begun providing services under this Agreement. In the event that the Transfer Agency and Services Agreement dated September 20, 1997 (the "Transfer Ageny
Agreement"), between FDISG and the Company is terminated by the Company because of a breach by FDISG of certain performance standards as provided in Section 13.3 of the Transfer Agency
Agreement, this Agreement may be terminated by the Company upon sixty (60) prior written notice to FDISG.

		(c)	In the event a termination notice is given by
the Company, all reasonable expenses associated with movement of records and materials and conversion thereof ("Conversion Costs") will be borne by the Company; provided, however, that in the event that such termination notice is given as a result of a breach of the Performance Standards by FDISG with respect to the services to be provided under this Agreement as outlined in Section 7(b) of this Agreement or Section 13.3 of the Transfer Agency Agreement or a material breach by FDISG of its duties and obligations hereunder as outlined in Section 7(d) of this Agreement or Section 13.5 of the Transfer Agency Agreement, the Conversion Costs shall not exceed $15,000.

		(d)	If a party hereto is guilty of a material
failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

	8.	Modifications and Waivers.  No change, termination,
modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

	9.	No Presumption Against Drafter.  FDISG and the Company
have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and FDISG, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

	10.	Publicity.  Neither FDISG nor the Company shall
release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

	11.	Severability.  The parties intend every provision of
this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

	13.	Miscellaneous.

		(a)	Any notice or other instrument authorized or
required by this Agreement to be given in writing to the Company or FDISG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

				To the Company:

				First Choice Funds Trust
				4400 Computer Drive
				Westborough, Massachusetts 01581
				Attention:  President

				with a copy to:

				Baker & McKenzie
				805 Third Avenue, 30th Floor
				New York, New York 10022
				Attention:  Steven R. Howard

				To FDISG:

				First Data Investor Services Group, Inc.
				4400 Computer Drive
				Westborough, Massachusetts 01581
				Attention:   President
				with a copy to FDISG's General Counsel

		(b) 	This Agreement shall be binding upon and inure
to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld. With the prior written consent of the Company, FDISG may engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG.

		(c) 	The laws of the Commonwealth of Massachusetts,
excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and the Company hereby submit themselves to the exclusive jurisdiction of those courts.

		(d)	This Agreement may be executed in any number of
counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

		(e)	The captions of this Agreement are included for
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

		(f)	The Company and FDISG agree that the obligations
of the Company under the Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company individually, but are binding only upon the assets and property of the Company, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Company, and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Company individually or to impose any liability on any of them or any shareholder of the Company personally, but shall bind only the assets and property of the Company as provided in the Declaration of Trust.

	13.	Confidentiality.

		(a) 	The parties agree that the Proprietary
Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensers. The Company and FDISG shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Company and FDISG may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. The Company and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Company and FDISG may also disclose the Confidential Information to independent contractors, auditors and professional advisors and as legally required or requested by regulators. Notwithstanding the previous sentence, in no event shall either the Company or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

		(b)	Proprietary Information means:

			(i) 	any data or information that is completely
sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

			(ii)	any scientific or technical information,
design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or FDISG a competitive advantage over its competitors; and

			(iii)	all confidential or proprietary concepts,
documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

		(c) 	Confidential Information includes, without
limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

		(d) 	Each party acknowledges that breach of the
restrictions on use, dissemination or disclosure of any Confidential Information of the other party would result in immediate and irreparable harm, and money damages would be inadequate to compensate the other party for that harm. Each party shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

	14.	Force Majeure.  No party shall be liable for any
default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

	15.	Entire Agreement.  This Agreement, including all
Schedules hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.



	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


				FIRST DATA INVESTOR SERVICES GROUP, INC.


				By:NEIL FORREST

				Name:Neil Forrest

				Title:Vice President and General Manager


				FIRST CHOICE FUNDS TRUST

				By:JOHN J. PILEGGI

				Name: John J. Pileggi

				Title:Trustee



SCHEDULE A



U.S. Treasury Reserve Fund
Cash Reserve Fund




SCHEDULE B

Fund Accounting and Administrative Services

Routine Projects
  Daily, Weekly, and Monthly Reporting
  Portfolio and General Ledger Accounting
 	Daily Pricing of all Securities
  Daily Valuation and NAV Calculation
  Comparison of NAV to market movement
  Review of price tolerance/fluctuation report
  Research items appearing on the price exception report
  Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a7
  Preparation of monthly ex-dividend monitor
  Daily cash reconciliation with the custodian bank
  Daily updating of price and rate information to the Transfer
Agent/Insurance Agent
  Daily support and report delivery to Portfolio Management
  Daily calculation of fund advisor fees and waivers
  Daily calculation of distribution rates
  Daily maintenance of each fund's general ledger including expense accruals
  Daily price notification to other vendors as required
  Calculation of 30-day adjusted SEC yields
  Preparation of month-end reconciliation package
  Monthly reconciliation of Fund expense records
  Preparation of monthly pay down gain/loss summaries
  Preparation of all annual and semi-annual audit work papers
  Preparation and Printing of Financial Statements
  Providing Shareholder Tax Information to Transfer Agent
  Producing Drafts of IRS and State Tax Returns
  Treasury Services including:
		Provide Officer for the Fund
		Expense Accrual Monitoring
		Determination of Dividends
		Prepare materials for review by the Board, e.g., 2a-7,10f-3, 17a-7, 17e-1, Rule 144a
	Tax and Financial Counsel
  Monthly Compliance Testing including Section 817H








SCHEDULE B (continued)

Legal, Regulatory and Board of Trustees Support

Routine Legal Services

Corporate Secretarial
*	Assist in maintaining corporate records and good standing
status of Fund in its state of organization
*	Provide Secretary/Assistant Secretary for Fund
*	Develop and maintain calendar of annual and quarterly board
approvals and regulatory filings
*	Prepare notice, agenda, memoranda, resolutions and
background materials for legal approval at quarterly and special board meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues

Regulatory/Filings
*	Prepare and file annual Post-Effective Amendment
*	Assist in preparation of Fund Registration Statement
*	Prepare and file Rule 24f-2 and Rule 24e-2 Notices
*	Prepare and file proxy materials (including merger
documents) (one in a two year period)
*	Review and file Form N-SAR
*	Review and file Annual and Semi-Annual Financial Reports
*	Prepare prospectus supplements as needed

Miscellaneous Routine Legal Services
*	Communicate significant regulatory or legislative
developments to Fund management and directors and provide related planning assistance where needed
*	Consult with Fund management regarding portfolio compliance
and Fund corporate and regulatory issues as needed
*	Maintain effective communication with outside counsel and
review legal bills of outside counsel
*	Coordinate the printing and mailing process with outside
printers for all shareholder publications
*	Assist in managing SEC audits of Funds
*	Review sales material and advertising for Fund SEC and NASD
compliance
*	Assist in conversion
		Coordinate time and responsibility schedules
		Draft notice, agenda, memoranda, resolutions and
background materials for board
		  approval
*	Assist in new fund start-up (to the extent requested)
	Coordinate time and responsibility schedules
	Prepare Fund corporate documents (MTA/by-laws)
	Draft/file registration statement (including investment
objectives/policies and
	  prospectuses)
	Respond to and negotiate SEC comments
	Draft notice, agenda and resolutions for organizational meeting; attend board meeting;
	 	  make presentations where appropriate; prepare
minutes and follow up on issues
*	Arrange D&O/E&O insurance and fidelity bond coverage for
Fund
*	Assist in monitoring Fund Code of Ethics reporting and
provide such reports to Adviser
*	Assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers
*	Prepare notice, agenda, memoranda and background materials
for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues
*	Prepare PEA for special purposes (e.g., new funds or
classes, changes in advisory relationships, mergers,
restructurings)
*	Prepare special prospectus supplements where needed
*	Assist in preparation of exemptive order applications (one
per year)



Exhibit 1 to Schedule B

Performance Standards

	Pursuant to Section 3(n) of this Agreement, FDISG has agreed to perform the services described in this Agreement in accordance with the Performance Standards set forth in this Exhibit 1 to Schedule B. The parties agree that the measurement of the Performance Standards will not begin until ninety (90) days after FDISG has begun providing services under this Agreement. The parties agree that each quarterly period, as described below, will be measured on a rolling three calendar month period. The parties agree that such Performance Standards, which are described below, may be revised from time to time upon the mutual agreement of the parties. The parties agree that any new Funds that may be added to the Company from time to time will be entitled to similar Performance Standards and measuring periods.

	(a)	In the event that FDISG fails to meet a particular
Performance Standard (except any failure due to circumstances beyond its control) in any particular quarter, the Company will provide FDISG with written notice of such failure, and FDISG agrees to take appropriate corrective action as soon as reasonably possible.

	(b)	In the event that FDISG fails to meet a particular
Performance Standard (except for any failure due to circumstances beyond its control) in two (2) consecutive quarters, the fee payable to FDISG hereunder for such service shall be reduced by ten percent (10%) for the second of those two quarters.

	(c)	In the event that FDISG fails to meet a particular
Performance Standard (except for any failure due to circumstances beyond its control) for any three (3) consecutive quarters, the Company shall have the right to terminate this Agreement upon sixty (60) days' written notice to FDISG.

	(d)	Compliance with the Performance Standards shall be
measured quarterly based on the average performance during that quarter. In the event that the number of Funds shall increase to five (5), compliance with the Performance Standards shall then be measured monthly based on the average performance during that month, except with respect to those services which are provided only on a quarterly basis. A month shall be defined as a calendar month.

	(e)	The Performance Standards shall be as follows:

Fund Accounting

1)	Accounting and reported numbers are accurate at least 98% of the time.

2)	Mispricings of assets occurs less than 2% of the time unless incorrect information is received from the pricing services or the custodian.

3)	A call for accurate final First Choice US Treasury Reserve
investable cash total will be delivered no later than 12:15 EST (9:15 PST) if trades are received by fund close of 12 noon EST (9:00 am PST). Followed by a faxed investable cash total sent no later than 12:40 EST (9:40 PST).

4)	A call for accurate final First Choice Cash Reserve
investable cash total delivered no later than 3:15 EST (12:15 PST) if trades are received by fund close of 3:00 EST (12 noon PST).
Followed by a faxed investable cash total sent no later than 3:40
EST (12:40 PST).

5)	Call for initial preliminary FC Cash Reserve investable cash total will be delivered by 1:00 EST (10:00 PST)

6)	Daily individual issuer classification and individual issue
outstanding percentages and totals monitored with 98% accuracy.

7)	Daily industry classification of issuer and overall industry outstanding percentages and totals monitored with 98% accuracy.

8)	Daily pricings, yields, asset reports, and other daily
reports sent by fax one hour after fund close or final portfolio trade, whichever is later.

9)	Weekly mark-to-market NAV pricing one hour after fund
receives transmission from pricing vendor on Tuesdays.

10)	Standardize month end reports factor by close of business
5:00 PM EST (2:00 PM PST) the first business day of the month.
Reports to be provided will be mutually determined at a future date.

11)	Daily rate factor sheet one hour after fund close or final
portfolio trade, whichever is later to First American Trust
Company or any client larger than 5% of the fund's total market value.

12)	Monthly advisory management rate factor by close of business
5:00 PM EST (2:00 PM EST) the first business day of the month.

Standards involving quarterly or semi-annual actions

13)	Draft minutes of meeting to directors within 30 days after
meeting.

14)	Keep advisor and Board apprised of latest compliance
regulations.

15)	Board notification four (4) weeks in advance of meeting.

16)	Board material to Board ten (10) business days before
meeting.

17)	Request for materials needed from Advisor three (3) weeks in advance of Board meeting.

18)	All information on semi-annual and annual reports will
reflect accurate descriptions, as well as accurate coupons or purchase discount rates.






SCHEDULE C

FEE SCHEDULE

	For the services to be rendered, the facilities to be furnished and the payments to be made by FDISG, as provided for in this Agreement, the Company, on behalf of each Fund, will pay FDISG on the first business day of each month a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

Fund Accounting Services:

	$30,000 per Fund per annum, plus

	$5,000 per class per annum

Fund Administration Services:

		FDISG shall be paid an annual administration fee at the annual rate as follows:

			0.15% of the Funds' combined average daily net assets.


FDISG shall be entitled to collect all out-of-pocket fees described in Schedule D.






SCHEDULE D

OUT-OF-POCKET EXPENSES


Out-of-pocket expenses include the following:

-	Postage of Board meeting materials and other materials to
the Company's
	Board members and service providers (including overnight or
other courier
	services)
-	Telecommunications charges (including FAX) with respect to
	communications with the Company's directors, officers and
service
	providers
-	Duplicating charges with respect to filings with federal and state authorities
	and Board meeting materials
-	Courier services
-	Pricing services
-	Forms and supplies for the preparation of Board meetings and other
	materials for the Company
-	Vendor set-up charges for Blue Sky services
-	Customized programming requests
-	Such other expenses as are agreed to by FDISG and the
Company



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